Exhibit 10.8

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) dated as of December 21, 2005, is made by and between The J. Jill Group, Inc., a Delaware corporation (“J. Jill”; J. Jill and its Subsidiaries being hereafter referred to as the “Company”), and Olga L. Conley (the “Executive”).

WHEREAS, the Company and the Executive are parties to a Severance Agreement dated April 3, 2000, as amended (the “Prior Agreement”) and now desire to amend and restate the Prior Agreement in its entirety; and

WHEREAS the Company considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel; and

WHEREAS the Board of Directors of J. Jill recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.                                       Defined Terms. The definition of capitalized terms used in this Agreement is provided in the last Section hereof.

2.                                       Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2006; provided, however, that commencing on January 1, 2007 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than December 1 of the preceding year, the Company or the Executive shall have given notice not to extend this Agreement or a Change in Control shall have occurred prior to such January 1; provided, however, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.                                       Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein in the event the Executive’s employment with the Company is terminated following a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.                                       The Executive’s Covenants.

4.1                                 The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason), or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

4.2                                 The Executive agrees that, during the Executive’s employment with the Company and for a period of one year after the termination of the Executive’s employment with the Company for any reason, the Executive will not directly or indirectly solicit, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during the last year of the term of the Executive’s employment with the Company), or assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with the Company.

5.                                       Compensation Other Than Severance Payments.

5.1                                 Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive’s employment is terminated by the Company for Disability.

5.2                                 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

5.3                                 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay to the Executive any such post-termination compensation and benefits as are due to the Executive under any applicable separation, severance or employment agreement between the Company and the Executive (“Post-Termination Payments”) as such payments become due; provided that in no event shall any Post-Termination Payments be paid if the Executive is entitled to the Severance Payments (as defined in Section 6.1) as a result of such termination.

6.                                       Severance Payments.

6.1                                 If the Executive’s employment is terminated following a Change in Control and during the term of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability or (iii) by the Executive without Good Reason, and provided that the seven-day revocation period described in Section 6.6 has expired without revocation of the Release and Waiver by the Executive, the Company shall pay the Executive the payments described in this Section 6.1 (the “Severance Payments”) in addition to the payments and benefits described in Sections 5.1 and 5.2 hereof (but not Section 5.3 hereof).  The Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control or if the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

(A)                              In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to (i) two times the Executive’s annual base salary as approved by the Compensation Committee of the Board to be paid to the Executive (or, if the Executive’s annual base salary is not presented for approval at the Compensation Committee level, then as otherwise established by J. Jill or one of its Subsidiaries) with respect to the year in which the Date of Termination occurs, plus (ii) two times the target bonus amount payable to the Executive under all Bonus Plans with respect to the year (or any portion thereof) in which the Date of Termination occurs, treating any and all performance goals under such Bonus Plans as having been met.

(B)                                Notwithstanding any provision of any Bonus Plan, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed year or other measuring period preceding the Date of Termination under any such Bonus Plan but has not yet been paid (pursuant to Section 5.2 hereof or otherwise), and (ii) a pro rata portion to the Date of Termination of the maximum bonus amount payable to the Executive under all Bonus Plans with respect to the year (or any portion thereof) in which the Date of Termination occurs, treating any and all performance goals under such Bonus Plans as having been met and calculated by multiplying such maximum bonus amount by a fraction, the numerator of which is the number of days in such year (or portion thereof) which elapsed to the Date of Termination and the denominator of which is the number of days in such year (or portion thereof).

(C)                                For a twenty-four (24) month period after the Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to the life, disability, accident and health insurance benefits which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason).  Benefits otherwise receivable by the Executive pursuant to this Section 6.1(C) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twenty-four (24) month period following the Executive’s termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).

6.2                                 The payments provided for in Section 6.1 (other than Section 6.1(C)) hereof shall be made not later than the fifth (5th) day following the expiration of the seven-day revocation period described in Section 6.6 without revocation of the Release and Waiver by the Executive, unless the Company determines in good faith that such payments are required to be delayed for a period of six (6) months in order to satisfy the requirements of Internal Revenue Code §409A(a)(2)(B)(i), in which case the Company shall so advise the Executive, and such payments shall be made on the earlier of (i) six (6) months after the Date of Termination or (ii) the death of the Executive.

6.3                                 If the Executive’s employment is terminated following a Change in Control and during the term of this Agreement, unless such termination is (i) by the Company for Cause, (ii) by reason of death or Disability or (iii) by the Executive without Good Reason, all outstanding stock options held by the Executive for the purchase of shares of Common Stock of J. Jill shall immediately become vested in full.  The Executive agrees not to exercise the portion of such stock options for which vesting has been accelerated until the seven-day revocation period described in Section 6.6 has expired without revocation of the Release and Waiver by the Executive, and any such exercise before the seven-day revocation period has expired without revocation of the Release and Waiver by the Executive shall be null and void.  The Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive’s employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control or if the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.

6.4                                 (i)                                     If any payment or benefit made available to the Executive in connection with a Change in Control (including, without limitation, any payment made pursuant to any long-term incentive plans, stock option or equity participation right plans) or termination of the Executive’s employment following a Change in Control (in either category, a “Change in Control Payment”) is subject to the Excise Tax (as hereinafter defined), the Company shall pay to the Executive additional amounts (the “Gross Up Amounts”) such that the total amount of all Change in Control Payments net of the Excise Tax shall equal the total amount of all Change in Control Payments to which the Executive would have been entitled if the Excise Tax had not been imposed. For purposes of this Section 6.4, the term “Excise Tax” shall mean the tax imposed by Section 4999 of the Code and any similar tax that may hereafter be imposed.

(ii)                                  The Gross Up Amounts due to the Executive under this Section 6.4 shall be estimated by a nationally recognized firm of certified public accountants selected by the individual holding the position of Chief Financial Officer of the Company immediately before the Change in Control or such officer’s designee, at any time that the Executive is to receive a Change in Control Payment.  The Gross Up Amounts will be based upon the following assumptions:

(A)                              all Change in Control Payments shall be deemed to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of the certified public accountants charged with estimating the Gross Up Amounts for the Executive under this Section 6.4, such Change in Control Payments are not subject to the Excise Tax; and

(B)                                the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

(iii)                               The estimated Gross Up Amount due the Executive with respect to any Change in Control Payment pursuant to this Section 6.4 shall be paid to the Executive in a lump sum not later than thirty (30) business days after such Change in Control Payment is provided to the Executive.  In the event that the Gross Up Amount is less than the amount actually due to the Executive under this Section 6.4, the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.  In the event the Gross Up Amount is more than the amount actually due the Executive under this Section 6.4, the Executive shall repay the amount of such overpayment to the Company within a reasonable time after the overpayment is discovered.

6.5                                 The Severance Payments and other benefits provided for in this Section 6 are in addition to any other payments or benefits arising upon a Change of Control under any other agreement or plan, program or arrangement maintained by the Company, other than the Post-Termination Payments described in Section 5.3.

6.6                                 In return for the Severance Payments and other benefits provided for in this Section 6, the Executive agrees to execute the Release and Waiver in the form attached as Exhibit A hereto, said Release and Waiver to include, without limitation, claims pursuant to the Age Discrimination in Employment Act and all other claims, including claims under federal and/or state law, arising out of or relating to the Executive’s hiring, employment, or termination of employment.  For a period of seven days after the Executive has executed such Release and Waiver, the Executive may revoke the Release and Waiver.  The Release and Waiver shall become effective, and the Severance Payments and other benefits provided for in this Section 6 shall become due, only upon the expiration of the seven-day revocation period without revocation of the Release and Waiver by the Executive.  Notwithstanding the foregoing, the Company and the Executive agree that the terms of this Agreement shall survive the Release and Waiver and that claims to enforce the terms of this Agreement are not discharged by the Release and Waiver.

7.                                       Termination Procedures and Compensation During Dispute.

7.1                                 Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause must include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2                                 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

7.3                                 Dispute Concerning Termination. If prior to the Date of Termination (as determined without regard to this Section 7.3), the party receiving a Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected) of a court of competent jurisdiction; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

7.4                                 Compensation During Dispute. If a purported termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Section 7.3 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.3 hereof. Amounts paid under this Section 7.4 are in addition to all other amounts due under this

Agreement (other than those due under Section 5.2 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

8.                                       No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.4 hereof. Further, the amount of any payment or benefit provided for in Section 6 (other than Section 6.1(C)) or Section 7.4 hereof shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.                                       Successors; Binding Agreement.

9.1                                 In addition to any obligations imposed by law upon any successor to J. Jill, J. Jill will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of J. Jill to expressly assume and agree to perform this Agreement in the same manner and to the same extent that J. Jill would be required to perform it if no such succession had taken place. Failure of J. Jill to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

9.2                                 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.                                 Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

The J. Jill Group, Inc.

4 Batterymarch Park

Quincy, Massachusetts  02169-7468

Attention: President and CEO

with a copy to:

David R. Pierson, Esq.

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

To the Executive:

Olga L. Conley

31 Mary’s Lane

Scituate, Massachusetts  02066

11.                                 Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement supersedes the Prior Agreement in its entirety.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.  All references to sections of the Exchange Act shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6 and 7 hereof shall survive the expiration of the term of this Agreement.

12.                                 Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                                 Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

15.                                 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A)                              “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(B)                                “Board” shall mean the Board of Directors of J. Jill.

(C)                                “Bonus Plan” shall mean a J. Jill incentive compensation plan, supplemental bonus plan or other bonus or supplementary compensation plan or arrangement applicable to the Executive.

(D)                               “Cause” for termination by the Company of the Executive’s employment, after any Change in Control, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(E)                                 A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)     any Person becomes the Beneficial Owner, directly or indirectly, of securities of J. Jill representing 50% or more of the combined voting power of J. Jill’s then outstanding securities; or

(II)    during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with J. Jill to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by J. Jill’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (a “Continuing Director”), cease for any reason to constitute a majority thereof; or

(III)   the stockholders of J. Jill approve a merger or consolidation of J. Jill with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of J. Jill outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of J. Jill or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of J. Jill (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(IV)   the stockholders of J. Jill approve a plan of complete liquidation of J. Jill or an agreement for the sale or disposition by J. Jill of all or substantially all J. Jill’s assets.

The foregoing to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred with respect to the Executive if the Executive is “part of a purchasing group” which consummates the Change in Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the stock of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the non-employee Continuing Directors).

(F)                                 “Change in Control Payment” shall have the meaning stated in Section 6.4 hereof.

(G)                                “Code” shall mean the Internal Revenue Code of 1986, as amended.

(H)                               “Company” shall mean J. Jill and its Subsidiaries.

(I)                                    “Date of Termination” shall have the meaning stated in Section 7.2 hereof.

(J)                                   “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(K)                               “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(L)                                 “Excise Tax” shall have the meaning stated in Section 6.4 hereof.

(M)                            “Executive” shall mean the individual named in the first paragraph of this Agreement.

(N)                               “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI), (VII), or (VIII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)     the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(II)    a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(III)   the Company’s requiring that the Executive’s principal place of business be at an office located more than 25 miles from (i) the site of the Executive’s principal place of business immediately prior to the Change in Control or (ii) Scituate, Massachusetts, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV)   the failure by the Company, without the Executive’s consent, to pay to the Executive any portion of the Executive’s then current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V)     the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(VI)    the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the

Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(VII)   any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10 hereof; for purposes of this Agreement, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(O)                               “Gross Up Amounts” shall have the meaning stated in Section 6.4 hereof.

(P)                                 “J. Jill” shall mean The J. Jill Group, Inc. and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 15(E) hereof, whether or not any Change in Control of J. Jill has occurred in connection with such succession).

(Q)                               “Notice of Termination” shall have the meaning stated in Section 7.1 hereof.

(R)                                “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include (i) J. Jill or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of J. Jill in substantially the same proportions as their ownership of stock of J. Jill.

(S)                                 “Post-Termination Payments” shall have the meaning stated in Section 5.3 hereof.

(T)                                A “Potential Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)     J. Jill enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II)    J. Jill or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)   any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of J. Jill representing at least 20% or more of the combined voting power of J. Jill’s then outstanding securities increases such Person’s beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or

(IV)   the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

The foregoing to the contrary notwithstanding, a Potential Change in Control shall not be deemed to have occurred with respect to the Executive if (i) the event first giving rise to the Potential Change in Control involves a publicly announced transaction or publicly announced proposed transaction which at the time of the announcement has not been previously approved by the Board and (ii) the Executive is “part of a purchasing group” proposing the transaction.  The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than 5% of the stock of the purchasing company or (ii) ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Potential Change in Control by a majority of the non-employee Continuing Directors).

(U)     “Severance Payments” shall mean those payments described in Section 6.1 hereof.

(V)     “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity, at least a majority of the outstanding voting shares or controlling interest of which is at the time directly or indirectly owned or controlled (either alone or through Subsidiaries or together with Subsidiaries) by J. Jill or another Subsidiary.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Change In Control Severance Agreement as of the date first above written.

THE J. JILL GROUP, INC.

By	/s/ Gordon R. Cooke
Authorized Officer

/s/ Olga L. Conley
Olga L. Conley

EXHIBIT A

GENERAL RELEASE AND WAIVER OF ALL CLAIMS

(INCLUDING AGE DISCRIMINATION IN EMPLOYMENT ACT CLAIMS)

In consideration of the payment, benefits and other agreements set forth in the Change In Control Severance Agreement dated December 21, 2005 between The J. Jill Group, Inc. (“J. Jill”) and Olga L. Conley (the “Executive”) to which this General Release and Waiver Of All Claims is attached (the “Agreement”), the Executive, for herself and for her heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges J. Jill and its subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies (J. Jill and such subsidiaries, affiliates, related companies, divisions and predecessor and successor companies being collectively referred to as the “Company”), and each of its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such (J. Jill, its subsidiaries, affiliates, related companies, divisions and predecessor and successor companies and its and their present, former and future shareholders, officers, directors, employees, agents, representatives, attorneys, insurers, heirs, successors and assigns in their capacities as such being collectively referred to as the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which the Releasors ever had, or now have, or hereafter can, shall or may have, for, upon or by reason of any matter or cause whatsoever arising from the beginning of the world to the date of the execution of this Release and Waiver, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to the Executive’s employment by the Company (including her hiring), or the termination of that employment, whether as a contractor or employee, or any related matters (including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.), the Massachusetts Payment of Wages Act, the Massachusetts Civil and Equal Rights Acts, and federal or Massachusetts laws, statutes and regulations, including common or constitutional law).

The Executive represents and warrants that the Executive knowingly and voluntarily waives all rights or claims arising prior to the Executive’s execution of this Release and Waiver that the Executive may have against the Releasees, or any of them, to receive any payment, benefit or remedial relief as a consequence of an action brought on the Executive’s behalf in any state or federal agency and/or as a consequence of any litigation concerning any facts alleged in any such action.

The Executive further represents that:

(a)                                  The Company has advised the Executive to consult with an attorney of the Executive’s choosing concerning the rights waived in this Release and Waiver.  The

A-1

Executive has carefully read and fully understands this Release and Waiver, and is voluntarily entering into this Release and Waiver.

(b)                                  The Executive understands that the Executive has 21 days to review this Release and Waiver prior to its execution.  If at any time prior to the end of the 21 day period, the Executive executes this Release and Waiver, the Executive acknowledges that such early execution is a knowing and voluntary waiver of the Executive’s right to consider this Release and Waiver for at least 21 days and is due to the Executive’s belief that the Executive has had ample time in which to consider and understand this Release and Waiver and in which to review this Release and Waiver with an attorney.

(c)                                  The Executive understands that, for a period of seven days after the Executive has executed this Release and Waiver, the Executive may revoke this Release and Waiver by giving notice in writing of such revocation to the Company in accordance with Section 10 of the Agreement.  If at any time after the end of the seven-day period the Executive accepts any of the payments or benefits provided described in Section 6 of the Agreement, such acceptance will constitute an admission by the Executive that the Executive did not revoke this Release and Waiver during the revocation period and will further constitute an admission by the Executive that this Release and Waiver has become effective and enforceable.

(d)                                  The Executive understands the effect of this Release and Waiver and that the Executive gives up any rights the Executive may have, in particular but without limitation, under the Federal Age Discrimination in Employment Act and the Massachusetts Law Against Discrimination (Mass. Gen. Laws ch. 151B§1 et seq.).

(e)                                  The Executive understands that the Executive is receiving benefits pursuant to the Agreement that the Executive would not otherwise be entitled to if the Executive did not enter into this Release and Waiver.

(f)                                    The Executive acknowledges that the severance pay and associated benefits specified in the Agreement represent all payments and benefits owed to the Executive and that upon receipt of said payments and benefits, the Executive shall have received all payments and benefits owed to the Executive in connection with the Executive’s employment with the Company and that no additional payments or benefits are due.

Signed and sealed this          day of           , 200  .

Please note that you may revoke this Release and Waiver within 7 days of signing, in which case this Release and Waiver shall be void.

Olga L. Conley

A-2